Exhibit 99.1

Spartan Motors to Unveil Long-term Growth Plan at Analyst/Investor Day, Showcase 16 Vehicles

$1 Billion in Sales and 10% Adjusted EBITDA Margin Highlight Financial Objectives of Growth Strategy

CHARLOTTE, Mich., October 12, 2017 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, today will host an analyst and investor day for Wall Street analysts and institutional investors to unveil the Company’s long-term growth objectives.

Management presentations will feature Spartan Motors executives Daryl Adams, President and Chief Executive Officer; Rick Sohm, Chief Financial Officer; and divisional presidents who together will provide an in-depth overview of how the Company has laid a solid foundation for Spartan to drive profitable and sustainable growth.

“Through improved operational discipline and performance, increased accountability and an acute focus on strengthening our team, we are accelerating growth,” said Adams. “Spartan Motors’ financial momentum is increasing because of these changing dynamics, and we are excited to share our progress and the goals we have set for our future.”

2017 marks an inflection point for the Company. Spartan returned to its core competencies to drive profitability and has focused on profitable orders in its strategic shift toward a more valuable product mix. The Company has achieved profitability on an adjusted basis for six straight quarters and has built a solid foundation for the business, creating the necessary momentum to command their road ahead.

Fueled by a strong balance sheet, industry-leading innovation and a proven management team, Spartan’s path forward will be focused on becoming a purpose driven organization. The Company looks to accelerate growth through a customer-centric focus, disruptive innovation, solutions-based products, streamlined operations, and a disciplined approach to identifying strategic opportunities. Today, Spartan is sharing details of its long-term growth objectives:

●	Become the #1 or #2 player in each market it serves
●	$1 billion in sales by 2020, versus sales of $506.8 million in 2014, representing an approximate 12-percent compound annual growth rate
●	10% adjusted EBITDA margin, with earnings outpacing top-line growth

“We saw the potential to nearly double revenues and have set an aspirational, yet achievable goal with our long-term growth strategy,” continued Adams. “We’ve never provided this level of detail as a company, and these objectives represent the visibility we now have as an organization after establishing a solid foundation for continued growth. This path forward demonstrates our commitment to simplify and strengthen the Company to thrive through any market cycle.”

A live audio webcast (and post-event replay) of the formal presentations are accessible on the Company’s website, www.spartanmotors.com/investor-relations. Presentation slides are also available at the same site.

Spartan Motors, Inc.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 2,200 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $591 million in 2016. Visit Spartan Motors at www.spartanmotors.com.

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Contact
Media:	Investors:

Matt Jackson	Mike Houston
Media Relations	Investor Relations
Lambert, Edwards & Assoc.	Lambert, Edwards & Assoc.
mjackson@lLambert.com	mhouston@lambert.com
(517) 410-6491	(480) 270-4812

Samara Hamilton	Juris Pagrabs
Corporate Director of Marketing	Group Treasurer & Director of Investor Relations
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 997-3860	(517) 997-3862

Spartan Motors, Inc.